Exhibit 99.1

Chicken Soup for the Soul Entertainment Signs Definitive Agreement to

Acquire Pivotshare, Inc., Launching Company’s

Subscription Video-On-Demand Business

Multi-Channel Online Network

Approximately 25,000 Paid Subscriptions and 28,000 Hours of Programming

COS COB, CT – AUGUST 14, 2018 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a growing media company building online video-on-demand (“VOD”) networks that provides positive and entertaining video content for all screens, today announced the signing of a definitive agreement to acquire Pivotshare, Inc. (“Pivotshare”), a global subscription-based video-on-demand service (“SVOD”) offering channels online across a variety of categories including music, sports, religion, arts and culture, lifestyle and family, launching CSS Entertainment’s subscription video-on-demand business.

Pivotshare is comprised of a series of subscription-based VOD channels online with 28,000 hours of programming. The network generates approximately $2.5 million in annual revenue and has approximately 25,000 paid subscriptions with an average monthly revenue of $9 per subscription.

“This accretive acquisition of Pivotshare launches us into the subscription VOD space, significantly accelerating our business plan,” noted William J. Rouhana, Jr., chairman and chief executive officer. “This multi-channel online network comes with pre-existing content, much of which fits with the Chicken Soup for the Soul brand.”

“We are thrilled to become part of the Chicken Soup for the Soul Entertainment ecosystem,” stated Adam Mosam, founder of Pivotshare, Inc. “CSS Entertainment is strategically capitalizing on disruption in the entertainment industry, and Pivotshare will help accelerate the company’s growth and presence in the subscription-based VOD business while also bringing a top technology team to the company.”

The company primarily used perpetual preferred stock to complete this acquisition. “After our recent perpetual preferred stock offering, we decided to offer our Series A Preferred shares as an acquisition currency to the Pivotshare shareholders, and they agreed to accept $3.35 million of the $4.35 million purchase price (excluding closing costs) in the form of our perpetual preferred stock (Nasdaq: CSSEP),” stated Scott W. Seaton, vice chairman. “The balance of the purchase price is $257,000 in cash and 74,235 shares of CSS Entertainment common.”

“Pivotshare is expected to generate approximately $1 million per year in cost savings for CSS Entertainment, which is a 23% return on our investment annually,” noted Seaton. “Using preferred stock as an acquisition currency with a 9.75% coupon and focusing on accretive acquisitions like this one will substantially and rapidly grow our business while adding to our cash flow.”

“The acquisition of Pivotshare secures CSS Entertainment’s operations in the subscription VOD space earlier than projected, and allows us to deploy our already owned content libraries as subscription VOD services quickly and at little to no cost,” noted Rouhana.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a growing media company building online video-on-demand (“VOD”) networks that provide positive and entertaining video content for all screens. The company also curates, produces and distributes long- and short-form video content that brings out the best of the human spirit, and distributes the online content of its affiliate, A Plus. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. The company is also expanding its partnerships with sponsors, television networks and independent producers. The company’s subsidiary, Screen Media, is a leading global independent television and film distribution company that owns one of the largest independently owned television and film libraries. The company also owns Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network, and four additional AVOD networks that collectively have rights to exhibit thousands of movies and television episodes. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties that could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if the company’s underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from the company’s expectations and projections.

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INVESTOR RELATIONS

James Carbonara

Hayden IR

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